QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.26

MORGANS HOTEL GROUP

July 25, 2005

Mr. Richard Szymanski
133 Smoke Rise Drive
Warren, NJ 07059

Dear Rich,

        I am pleased to confirm your appointment and acceptance of our offer of employment as Chief Financial Officer (CFO) for Morgans Hotel Group ("MHG"). This position will report directly to me. In this role you will work closely with Marc Gordon and other senior executives of the company. Although your start date hasn't been confirmed, it is expected to be within the next few weeks. Between now and then, it was discussed that you will provide your time to us on a reasonable and mutually agreed upon basis as directed by Ed and/or Marc.

        Your annual base salary is $350,000 ($6730.77/wkly; paid in accordance with our regular bi-monthly pay cycles with appropriate withholdings). It is customary that we conduct annual performance reviews and at that time a reevaluation of your salary is usual.

        We've agreed to grant you a guarantee cash bonus of $100,000 prorated for 2005 to be paid out in early 2006 and a minimum bonus of $100,000 for the year 2006 to be paid out in early 2007, as long as you are actively employed at the time of any payout.

        The company is currently considering the implementation of an equity-based incentive program and evaluating all bonus plans for possible redesign. To the extent that such program(s) is implemented, you shall be eligible to participate on the same terms and conditions as similarly situated executives, including with respect to any change of control provisions.

        A full range of comprehensive health and dental care coverage will be provided. Due to your executive position you will not be asked to contribute toward the base coverage. If you choose to participate in a premium offering—a "buy-up" plan—then you will be responsible to contribute to such plan. You will be eligible to participate in the plan on the date of hire. The company also provides short and long term disability as well as life insurance. You will also be eligible to participate in the company's 401(k) plan after six months of continuous service.

        You requested and we agreed to grant you four (4) weeks paid vacation per year which will begin accruing upon your start date. The vacation time is on a "use it or lose it" basis. If you do not use the granted time off in a given year, you will forfeit all accrued but unused vacation and no balance will rollover to the next year. In addition, you will be eligible for the employee sick program on a pro-rated basis for the first year of employment.

        The Immigration Reform and Control Act of 1986 requires us to verify that all newly hired employees are legally eligible to work in the United States and you will need to provide us on your first day of employment with the appropriate required documents.

        Your employment with MHG will be "at will". No Company employee can agree, on behalf of the company, to alter your status as an at-will employee, except an officer of the company who must do so in writing.

        This letter describes in full the offer which has been extended to you and supersedes any previous verbal offer that may have been made.

        Rich, we are very excited about having you join our company. This is an exciting time for us and we know you will make a significant contribution and be an integral part of our future success.

Sincerely,	Read, agreed and accepted
/s/ ED SCHEETZ Ed Scheetz Chairman and CEO Morgans Hotel Group	/s/ RICHARD SZYMANSKI Richard Szymanski

QuickLinks

  Exhibit 10.26
MORGANS HOTEL GROUP